Exhibit 10.1

AMENDMENT NO. 2 TO STOCK EXCHANGE AGREEMENT

THIS AMENDMENT (the "Amendment") is made and entered into this 18th day of July, 2016, by and among Amazing Energy Oil and Gas, Co., a Nevada corporation (hereinafter referred to as the "Company") and Gulf South Holding, Inc., a Delaware corporation (hereinafter referred to as the "Seller") Gulf South Securities, Inc., a Delaware corporation (hereinafter referred to as "GSSI"); Jed Miesner, individually, and on behalf of Petro Pro Ltd., JLM Strategic Investments, LP, and Jed and Lesa Miesner, husband and wife (hereinafter referred to as "Miesner"); and Bories Capital, LLC (hereinafter referred to as "Bories"), on the following terms:

A.	Whereas the parties entered into a Stock Exchange Agreement dated April 15, 2016, (the "Agreement") a copy of which is incorporated herein by reference as though set forth in full;

B.
Whereas the Agreement provided that the Company would exchange Five Million, Three Hundred Forty-Nine Thousand, One Hundred Fifty-Three (5,349,153) restricted shares of Company's common stock (the "Shares") plus Two Million, Six Hundred Seventy-Four Thousand, Five Hundred Seventy-Six (2,674,576) stock purchase warrants (the "Warrants") of the Company in consideration for Seller transferring all right, title and interest in and to 100,000 shares of common stock (the "GSSI Shares") of Gulf South Securities, Inc., a Delaware corporation ("GSSI") which is registered with the Securities and Exchange Commission (the "SEC") and Financial Industry Regulatory Authority ("FINRA") as a broker-dealer.;

C.
Whereas the parties desire that the Company increase the number of restricted shares of common stock to be issued to Seller from 5,349,153 shares to of common stock to 5,373,528 shares of common stock;

D.	Whereas the Agreement provided that Series A Preferred Stock to be issued with 1,000 votes per shares; and,

E.	Whereas the parties desire to increase the number of votes per share of Series A Preferred Stock from 1,000 votes per share to 10,000 votes per share.

Amendment

NOW THEREFORE, Section 1.01 of the Agreement is hereby amended to read as follows:

1.01            Exchange of Common Stock.  Company agrees to exchange Five Million, Three Hundred Seventy-Three Thousand, Five Hundred and Twenty Eight (5,373,528) restricted shares of Company's common stock (the "Shares") plus Two Million, Six Hundred Seventy-Four Thousand, Five Hundred Seventy-Six (2,674,576) stock purchase warrants (the "Warrants") of the Company in consideration for Seller transferring all right, title and interest in and to 100,000 shares of common stock (the "GSSI Shares") of Gulf South Securities, Inc., a Delaware corporation ("GSSI") which is registered with the Securities and Exchange Commission (the "SEC") and Financial Industry Regulatory Authority ("FINRA") as a broker-dealer.  The foregoing 100,000 shares of GSSI constitutes all of the authorized, issued, and outstanding shares of common stock of GSSI.  There are no other authorized, issued or outstanding securities of GSSI.

and Section 1.03 of the Agreement is hereby amended to read as follows:

1.03            Series A Preferred Stock.  The Company's financial statements reflect an outstanding indebtedness owed in the approximate amount of $3,900,000.00 to entities under the common control of Jed Miesner ("Miesner").  Miesner will convert $900,000 of that debt into 9,000 restricted shares of Series A Preferred Stock, the specific terms thereof will be contained in an appropriate designation filed with the Nevada Secretary of State.  The balance of the debt will remain unchanged.  The Series A Preferred shares may be redeemed by the Company at any time upon payment of $100.00 per share.  On the fifth anniversary of the Closing, any shares of Series A Preferred Stock outstanding share will, at the discretion of Miesner, be convertible, for a period of three (3) years into common stock purchase warrants of the Company's common stock at an exercise price of one dollar (1.00) per share on the basis of 110 shares of common stock for each one (1) share of Series A Preferred Stock outstanding.  Each share of Series A Preferred Stock will have 10,000 votes and will vote as a unit with all other shares of common and preferred stock.  The Series A Preferred Stock will not accrue or paid any dividends and may not be assigned or transferred except under a plan for wealth transfer and estate planning.  For each spud oil and gas well drilled by the Company with funds raised or delivered due to the efforts of the former Gulf South Officers, now Company employees, the Company will pay Miesner $10,000.00 in exchange for 100 shares of Series A Preferred Stock.  In the event that the Company drills wells for its own account the Board of Directors of the Company will decide if such wells qualify for the aforementioned spud bonus.  The Company will promptly cancel any Preferred Stock purchased.  As partial consideration for the fore-going, Miesner will execute a partial release of his collateralize security interest in the Company's oil and gas leaseholds.  All necessary documents of releasing his collateralized security interest in the Company's oil and gas leaseholds will be delivered on Closing. In addition, Miesner agrees to specifically release any liens and not hinder clean title where assignments of interests are made by the Company to the Company's contemplated drilling partnerships.

All other provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Amendment No. 2 to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

COMPANY

AMAZING ENERGY OIL AND GAS, CO.

BY:	TIMOTHY FLANAGAN
Timoth Flanagan, President

SELLER

GULF SOUTH HOLDING, INC.

BY:	ART SELIGMAN
Art Seligman, President

GSSI

GULF SOUTH SECURITIES, INC.

BY:	TIMOTHY J. FLANAGAN
Timothy J. Flanagan, President

MIESNER

JED MIESNER
Jed Miesner, individually

BORIES

BORIES CAPITAL, LLC.

BY:	ROBERT A. BORIES
Robert A. Bories, Managing Member

3